ASSET PURCHASE AGREEMENT

by and among

SOLOMON TECHNOLOGIES, INC.

And

DEL-INC ACQUISITION LLC

(as Buyers)

And

DELTRON, INC.

And

ITS SUBSIDIARY AND SHAREHOLDERS

(as Sellers)

Dated June 1, 2007

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated June 1, 2007, by and among Solomon Technologies, Inc., a Delaware corporation (“Buyer”) by itself and through its wholly-owned subsidiary Del-Inc Acquisition LLC, a Delaware limited liability company (“Acquisition Sub”; together with Buyer, the “Buyers”), Deltron, Inc., a Pennsylvania corporation (“Seller”), Corporacion Delinc S.A. de CV, a Reynosa, Tamaulipas, Mexico corporation (“Subsidiary”), Aaron Anton, a resident of the Commonwealth of Pennsylvania (“Anton”), and the other shareholders listed in Part 3.3 hereto (“Other Shareholders”; together with Anton, collectively, “Shareholders”).

RECITALS

Seller, by itself and through Subsidiary, is engaged in the business of manufacturing and selling power supplies and related equipment (the “Business”).

Subsidiary is a subsidiary of Seller and owns and operates a manufacturing facility in Reynosa, Mexico for manufacture of products in the Business.

Seller owns 999 shares of the stock of Subsidiary and Anton owns 1 share of the stock of Subsidiary, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Subsidiary as of the date of this Agreement.

Shareholders own 1,108,000 shares of the common stock, no par value per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller.

Buyer owns all of the issued and outstanding ownership interests of Acquisition Sub.

Seller desires to sell, and Buyers desire to purchase, the Business and substantially all of the assets of Seller including, but not limited to all of Seller’s shares of capital stock of Subsidiary being transferred to Buyer, and Seller desires to assign and Acquisition Sub agrees to assume certain liabilities related to the Business, for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.1 Definitions and Usage. For purposes of this Agreement, capitalized terms have the meaning set forth in Annex 1.1.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1 Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Acquisition Sub, and Acquisition Sub shall purchase and acquire from Seller (except that the Subsidiary Stock, as defined below, shall be transferred to Buyer), free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) Intentionally Deleted;

(b) all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books) that is necessary to operate the Business as presently being conducted, including those items described in Part 3.10(b), but excluding the Excluded Equipment (“Tangible Personal Property”);

(c) all Inventories, other than the Excluded Inventories;

(d) all Accounts Receivable;

(e) all Seller Contracts including those listed in Part 3.20(a), but excluding those listed in Part 2.2(f);

(f) all Governmental Authorizations and all pending applications therefor or renewals thereof arising from or relating to the Business or Assets, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

(g) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records, excluding any Excluded Records;

(h) all of the intangible rights and property of Seller arising from or relating to the Business or Assets, including Intellectual Property Rights, going concern value, goodwill, telephone, telecopy, websites and e-mail addresses and listings and those items listed in Parts 3.25(a) and (b);

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

(j) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(k) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof arising from or relating to the Business or Assets;

(l) all of Seller’s rights in the name “Deltron, Inc.” and other trade names or trademarks owned by Seller or which Seller has a right to use under contract, common law or otherwise in connection with the Business, and any logo or mark, whether or not registered, owned by Seller or that Seller has a right to use under contract, common law or otherwise in connection with the Business;

(m) all product certifications and ratings and all pending applications therefor or renewals thereof arising from or relating to the Business or Assets (the “Certifications”), including those listed in Part 3.17(c); and

(n) all of Seller’s shares of the capital stock of Subsidiary as of the Closing Date (the “Subsidiary Stock”).

All of the property and assets to be transferred to Buyer (directly or though Acquisition Sub) hereunder are herein referred to collectively as the “Assets”.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Acquisition Sub expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash and cash equivalents;

(b) all minute books, stock Records, Records related to Seller’s franchise as a corporation and corporate seals of Seller (the “Excluded Records”);

(c) the shares of capital stock of Seller held in treasury;

(d) all rights of Seller in the tangible personal property listed in Part 2.2(d) (the “Excluded Equipment”);

(e) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i));

(f) all of the Seller Contracts listed in Part 2.2(f);

(g) all claims for refund of Taxes and other governmental charges of whatever nature;

(h) all rights in connection with and assets of the Employee Plans;

(i) all rights of Seller under this Agreement;

(j) all rights of Seller in the Pennsylvania Facility (subject to the Lease being entered into pursuant to this Agreement); and

(k) all inventories used by Seller in connection with the operation of the machine shop at the Pennsylvania Facility (the “Excluded Inventories”).

2.3 Purchase Price; Adjustment; Payment.

(a) Purchase Price for Seller’s Assets and Subsidiary Stock. The consideration for the Assets and the Subsidiary Stock (the “Purchase Price”) will be: (i) Two Million Eight Hundred Thousand Dollars ($2,800,000) for Seller’s Assets (excluding the Subsidiary Stock), (ii) plus Six Hundred Thousand Dollars ($600,000) for the Subsidiary Stock, (iii) plus the value of Seller’s Accrued Expenses as of the Closing Date as listed on Part 3.5 at Closing, (iv) adjusted upward or downward in accordance with the purchase price adjustment provisions set forth in Section 2.3(b) below, and (v) the assumption of the Assumed Liabilities.

(b) Adjustment to Purchase Price. The Purchase Price shall be adjusted, upward or downward, in accordance with the provisions of this Section 2.3(b). Any adjustment to the Purchase Price made pursuant to this Section 2.3(b) shall be referred to as the “Adjustment Amount”.

(i) Adjustment Calculation. “Working Capital” is the value of Seller’s and Subsidiary’s Accounts Receivables and Inventories minus the value of Seller’s and Subsidiary’s Accounts Payable (including $50,000 of the interest due under Seller’s note payable to Anton, but excluding all other obligations under Seller’s note payable to Anton) and accrued expenses. Seller’s Working Capital as of the date of the Balance Sheet is $1,204,032 (“Target Working Capital”). Seller’s Working Capital as of the Closing Date shall be calculated pursuant to the procedures set forth in Section 2.3(b)(ii). If the Closing Date Working Capital is within $25,000 (more or less) of the Target Working Capital, then no adjustment to the Purchase Price shall be made. If the Closing Date Working Capital exceeds the Target Working Capital by more than $25,000, then the Purchase Price shall be adjusted upward by the amount that the Closing Date Working Capital exceeds the Target Working Capital. If the Closing Date Working Capital is less than the Target Working Capital by more than $25,000, then the Purchase Price shall be adjusted downward by the amount that the Closing Date Working Capital is less than the Target Working Capital.

(ii) Procedure.

(A) As soon as reasonably practical following the Closing Date but in no event more than 30 days thereafter, Buyer or Acquisition Sub, at their expense, shall cause their independent accounting firm to prepare an audited consolidated balance sheet of Seller and Subsidiary as of the Closing Date prepared in accordance with GAAP, together with a statement of the Closing Date Working Capital (the “Closing Date Balance Sheet”). Seller’s accountants may accompany Buyers’ accountants and examine all of Buyers’ accountants’ work papers related thereto. Buyers shall deliver the Closing Date Balance Sheet to Seller within 45 days of the Closing Date. In the event that Seller disputes the Closing Date Balance Sheet in any respect, Seller shall so notify Buyers within 10 business days of receipt (which notice shall specify in reasonable detail the disputed items). If the parties are unable to resolve such dispute within 10 business days thereafter, it shall be resolved in accordance with Section 2.3(b)(iii) hereof.

(B) In anticipation of the Closing and as soon as reasonably practical following December 31, 2006, Buyer or Acquisition Sub, at their expense, may cause their independent accounting firm to prepare an audited consolidated balance sheet of Seller and Subsidiary as of December 31, 2006 prepared in accordance with GAAP, together with a statement of Working Capital as of that date (the “December Working Capital”). If such audit is conducted and the results of such audit show that the December Working Capital is less than the Target Working Capital by more than $25,000, then at Closing, the Cash Payment shall be decreased by, and the Escrow Funds shall be increased by, the amount that the December Working Capital is less than the Target Working Capital (“Working Capital Holdback Amount”) and the Working Capital Holdback Amount shall be disbursed in accordance with the Escrow Agreement.

(iii) Disputes. If the parties are unable to resolve such disputes set forth in subsection (ii) hereof, the items that remain in dispute (the “Disputed Items”) shall be submitted to an independent accounting firm that is mutually acceptable to Buyers and Seller (the “Independent Accountant”) for determination. In connection with its review, the Independent Accountant shall (i) have the right to undertake such procedures as it may deem reasonably appropriate and examine all work papers utilized in connection with the preparation of the Closing Date Balance Sheet, and (ii) only make a determination as to the Disputed Items. The decision of the Independent Accountant as to the Closing Date Working Capital amount shall be final and binding upon the parties, without any right of further appeal. The expense of the Independent Accountant shall be borne by Buyers, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (x) the final position of the parties prior to submission of the matter to the Independent Accountant and (y) the determination of the Independent Accountant.

(iv) Books and Records. Seller shall make its books and records and the books and records of Subsidiary available to Buyers, Buyers’ accountants or the Independent Accountants, as the case may be, during Seller’s and Subsidiary’s normal business hours, at Seller’s and Subsidiary’s facilities, upon reasonable advance notice, in order that the provisions of this Section 2.3 may carried out.

(c) Payment of Purchase Price. In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer or Acquisition Sub, as the case may be, to Seller as follows:

(i) delivery by Acquisition Sub of Two Million Four Hundred Thousand Dollars ($2,400,000), plus the value of the Accrued Expenses, minus the Working Capital Holdback Amount, if any (the “Cash Payment”) paid to Seller by wire transfer of immediately available funds;

(ii) delivery by Buyer of Six Hundred Thousand Dollars ($600,000) (the “Stock Payment”) paid to Seller by wire transfer of immediately available funds (Anton authorizes payment of his portion of the Stock Payment to be delivered to Seller for his benefit) provided that, in the event that Seller or Anton, in accordance with the provisions referenced in Section 10.13(a) hereof, determine that there is a tax liability arising out of a gain realized on the sale of the Subsidiary Stock, then Seller and/or Anton shall pay the amount of such tax liability to Subsidiary and Subsidiary shall make such payment to Mexico’s Servicio de Administración Tributaria (Tax Administration Service) (the “Mexican Tax Payment”, as required by applicable Legal Requirements;

(iii) delivery by Acquisition Sub of Four Hundred Thousand Dollars ($400,000) plus the Working Capital Holdback Amount, if any (the “Escrow Funds”) paid to the Escrow Agent by wire transfer of immediately available funds; and

(iv) delivery by Buyers of all required documents of transfer required for the balance of the Purchase Price by the assumption of the Assumed Liabilities.

(d) Payment of Adjustment Amount. (i) If the Adjustment Amount is payable to Seller, it shall be paid by Buyers in cash within 10 business days after it is finally determined and the Working Capital Holdback Amount shall be released to Seller in accordance with the Escrow Agreement.

(ii) If the Adjustment Amount is payable to Buyers, it shall be paid in cash within 10 business days after it is finally determined by wire transfer of immediately available funds, or at Buyers’ option, such payment may be made, in whole or in part, out of the Escrow Funds pursuant to the terms of the Escrow Agreement. If the Adjustment Amount is less than the Working Capital Holdback Amount, the difference shall be released by Escrow Agent to Seller up to the amount of the Working Capital Holdback Amount.

2.4 Liabilities

(a) Assumed Liabilities. On the Closing Date, Acquisition Sub shall assume and agree to discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i) the trade accounts payable (other than an accounts payable to any Shareholder or a Related Person of Seller or any Shareholder, except that Acquisition Sub will assume $50,000 of the interest due under Seller’s note payable to Anton, but assumes no other obligations under Seller’s note payable to Anton) incurred by Seller in the Ordinary Course of Business that remains unpaid at, and are not delinquent as of the Closing Date, and will be listed on a supplement to Part 2.4(a)(i) at the Closing as of the Closing Date; Seller’s trade accounts payable as of the date of this Agreement are listed in Part 2.4(a)(i); and

(ii) the accrued Commissions set forth on Part 3.4(b) (if and to the extent they become payable in accordance with Seller’s applicable Seller Contracts assigned to Acquisition Sub).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities.

2.5 Allocation. On or before the Closing, Buyers and Seller and Subsidiary shall mutually agree upon the allocation of the Purchase Price among the Assets and the assets of Subsidiary. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives agreed to for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyers shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyers nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

2.6 Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place remotely by facsimile and by electronic transmission at 10:00 a.m. on July 10, 2007, or at such other place, time and date as Buyers and Seller otherwise agree (the “Closing Date”). The Closing will be deemed to be effective at 11:59 p.m. EST as of the Closing Date. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller’s Obligations. Seller and Shareholders, as the case may be, shall deliver to Buyer or Acquisition Sub as the case may be (or other parties identified herein), together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i) a bill of sale, assignment and assumption agreement for the transfer of all of the Assets (excluding the Subsidiary Stock) and Acquisition Sub’s undertaking and assumption of the Assumed Liabilities in the form mutually agreed to by Acquisition Sub and Seller (the “Bill of Sale, Assignment and Assumption Agreement”), executed by Seller;

(ii) an assignment and assumption of any contracts, documents, permits, Government Authorizations, Certifications, licenses or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Acquisition Sub and its counsel and executed by Seller;

(iii) assignments of all Intellectual Property Rights executed by Seller and (a) an assignment of inventions by Aaron Anton in favor of Seller effective prior to the Closing, and (b) assignments of any rights in Seller’s web site or the content therein from all of Seller’s current employees who were involved in the creation, design and content of Seller’s web site effective prior to the Closing, in the forms mutually agreed to by Acquisition Sub and Seller;

(iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Acquisition Sub, each in form and substance reasonably satisfactory to Acquisition Sub and its legal counsel and executed by Seller;

(v) a consulting agreement in the form of Exhibit 2.7(a)(v), executed by Anton (the “Consulting Agreement”)

(vi) a proprietary rights and non-competition agreement in the form of Exhibit 2.7(a)(vi) (the “Proprietary Rights Agreement”) executed by each of the Shareholders.

(vii) an Escrow Agreement by and among Seller, Buyers and Pepe & Hazard LLP, as escrow agent (“Escrow Agent”), in the form of Exhibit 2.7(a)(vii) (the “Escrow Agreement”), executed by Seller;

(viii) a certificate executed by each of Seller, Subsidiary and Anton as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(ix) (A) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.8 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name and consent for Acquisition Sub to use such name in Pennsylvania, each in form sufficient for filing with the appropriate Governmental Body;

(B) a certificate of the Secretary of Subsidiary certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Subsidiary’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the power of attorney (as duly notarized) verifying the authority of, and incumbency and signatures of, the officers of Subsidiary executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(x) releases of all Encumbrances on the Assets, other than Permitted Encumbrances.

(xi) A good standing certificate for Seller (issued by the state of organization) and a certificate for Subsidiary (issued by the applicable public registry) as to Subsidiary being subject to no liens and no liquidation proceedings among other matters customarily certified to, each dated within 30 days of the Closing Date;

(xii) A tax good standing certificate for Seller issued by the Department of Revenue for the Commonwealth of Pennsylvania dated within 30 days of the Closing Date.

(xiii) A lease for the Pennsylvania Facility in the form of Exhibit 2.7(a)(xiii) (the “Lease”) executed by Seller as landlord;

(xiv) An opinion of Seller’s and Shareholders’ counsel in the form mutually agreed to between Buyers and Seller;

(xv) certificates representing the shares of: (A) Seller’s Subsidiary Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and (B) Anton’s Subsidiary Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Acquisition Sub;

(xvi) releases in the form of Exhibit 2.7(a)(xvi) executed by each of the officers and directors of Subsidiary;

(xvii) resignations of officers, directors, and/or the sole administrator of Subsidiary requested by Buyer prior to the Closing;

(xviii) evidence of the full and complete satisfaction prior to the Closing Date of all Subsidiary obligations to Seller including the Subsidiary Loan Payable;

(xix) the original Governing Documents, corporate minute book and stock records of Subsidiary;

(xx) any supplements to Parts of the Disclosure Letter either required under this Agreement (including Parts 2.4(a)(i), Part 3.4(b) and Part 3.11) or at Seller’s discretion;

(xxi) In the event Seller and Anton are required to make the Mexican Tax Payment promptly following the Closing, upon Subsidiary’s receipt of funds as provided in Section 2.3(c)(ii), Subsidiary shall deliver to Mexico’s Servicio de Administración Tributaria (Tax Administration Service) the Mexican Tax Payment together with all required documents to be filed on behalf of Seller and Anton;

(xxii)  all documents reasonably satisfactory to Buyers’ counsel evidencing compliance with the provisions set forth in Sections 10.13(a) and 10.14 hereof; and

(xxiii) Such other documents as Buyers may reasonably request for the purpose of evidencing the accuracy of any of Seller’s representations and warranties; evidencing the performance by Seller or Anton of, or the compliance by Seller or Anton with, any covenant or obligation required to be performed or complied with by Seller or Anton; evidencing the satisfaction of any condition referred to in Article 7; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) Buyers’ Obligations. Buyer and Acquisition Sub, as the case may be, shall deliver to Seller and Shareholders, as the case may be, or other parties as so indicated below:

(i) the Cash Payment and the Stock Payment by wire transfer of immediately available funds to an account specified by Seller in a writing delivered to Buyer;

(ii) the Bill of Sale, Assignment and Assumption Agreement executed by Acquisition Sub;

(iii) the Consulting Agreement executed by Acquisition Sub;

(iv) the Escrow Agreement executed by Buyers and Escrow Agent together with the delivery of the Escrow Funds to the Escrow Agent by wire transfer of immediately available funds;

(v) the Lease executed by Acquisition Sub;

(vi) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(vii) a certificate executed by Acquisition Sub as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(viii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s director’s approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(ix) a certificate of the Secretary of Acquisition Sub certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Acquisition Sub and certifying and attaching all requisite resolutions or actions of Acquisition Sub’s manager’s approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Acquisition Sub executing this Agreement and any other document relating to the Contemplated Transactions;

(x) A good standing certificate for Buyer issued by the state of organization of Buyer dated within 30 days of the Closing Date;

(xi) A good standing certificate for Acquisition Sub issued by the state of organization of Acquisition Sub dated within 30 days of the Closing Date;

(xii) Intentionally Deleted;

(xiii) An opinion of Buyers’ counsel in the form mutually agreed to by Buyers and Seller; and

(xiv) such other documents as Seller may reasonably request for the purpose of evidencing the accuracy of any representation or warranty of Buyers, evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers or evidencing the satisfaction of any condition referred to in Article 8, or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

2.8 Consents. If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) with respect to the transfer of an Asset as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a material breach thereof or be unlawful, and Seller, at its expense, shall use best reasonable efforts to obtain any such required consent(s) as promptly as is reasonably possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyers’ rights in and to the Asset in question so that Buyers would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Buyers’ agent, without charge, in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Buyers in any other reasonable arrangement designed to provide such benefits to Buyers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER, SUBSIDIARY AND ANTON

Seller, Subsidiary and Anton represent and warrant, jointly and severally, to Buyers as follows:

3.1 Organization and Good Standing. (a) Seller’s jurisdiction of incorporation is the Commonwealth of Pennsylvania and, except as set forth on Part 3.1(a), Seller is not qualified to do business as a foreign corporation in any other jurisdiction. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts to which it is a party or by which it is bound.

(b) Subsidiary’s jurisdiction of incorporation is Reynosa, Tamaulipas, Mexico and Subsidiary is not qualified to do business as a foreign corporation in any other jurisdiction. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts to which it is a party or by which it is bound.

(c) Subsidiary is Seller’s only subsidiary, and neither Seller nor Subsidiary otherwise own any shares of capital stock or other securities of any other Person or have the power to control another Person.

3.2 Enforceability; Authority; No Conflict. (a) This Agreement constitutes the legal, valid and binding obligation of Seller, Subsidiary and each Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller, Subsidiary and Shareholders of each other agreement to be executed or delivered by any or all of Seller, Subsidiary and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller, Subsidiary and the Shareholders, enforceable against each of them in accordance with its terms. Seller and Subsidiary have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which they are a party and to perform their obligations under this Agreement and the Seller’s Closing Documents, and such actions have been duly authorized by all necessary action by Seller’s Shareholders and Seller’s and Subsidiary’s boards of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his or her obligations hereunder and thereunder.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly: (i) violate or conflict with any provision of the Governing Documents of Seller or Subsidiary; or (ii) constitute a violation of, or be in conflict with, or constitute or create a material default under, or result in the creation or imposition of any encumbrance upon any property of Seller or Subsidiary pursuant to (A) any agreement or instrument to which either Seller or Subsidiary is a party or by which any of their properties is bound, or (B) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority; or (iii) contravene, conflict with or result in a material violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or Subsidiary or that otherwise relates to the Assets or to the Business.

(c) Part 3.2(c) sets forth all of the Consents that Seller or Subsidiary are required to obtain from any Person or to give any notice in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Capitalization. (a) The authorized equity securities of Seller consist of three million (3,000,000) shares of common stock, no par value, of which one million one hundred eight thousand (1,108,000) shares are issued and outstanding, all of which are owned by Shareholders, as listed in Part 3.3(a) hereto. Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller.

(b) As of the date of this Agreement, the authorized equity securities of Subsidiary consist of _____ (_______) shares of common stock, no par value, of which one thousand (1,000) shares are issued and outstanding, all of which are owned by Seller and Anton as listed on Part 3.3(b). Seller and Anton are and will be as of the Closing Date, the record and beneficial owners and holders of the Subsidiary Stock owned by them free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Subsidiary. All of the outstanding equity securities of the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Subsidiary.

3.4 Financial Statements; Accrued Expenses.

(a) Financial Statements. Seller has delivered to Buyers: (i) an unaudited balance sheet of Seller as at October 29, 2006 (the “Balance Sheet”), and the related statements of income, retained earnings and cash flows for the fiscal year then ended, and (ii) the compiled consolidated balance sheet of Seller as at December 31, 2005 and December 31, 2004, the reviewed consolidated balance sheet of Seller as at December 31, 2003, and the related compiled or reviewed (as the case may be) consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended together with the report thereon of Dunlap & Associates, P.C., independent certified public accountants and all other financial statements of Seller or Subsidiary listed on Part 3.4(a) (together with the Balance Sheet, the “Financial Statements”). The Financial Statements are attached hereto as Part 3.4(a). The Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements or as set forth in Part 3.4(a). The Financial Statements have been prepared from and are in accordance with the accounting Records of Seller and Subsidiary in all material respects.

(b) Accrued Expenses. Set forth on Part 3.4(b) is a true and accurate list of Seller’s accrued expenses (net of accrued expenses for Commissions (as defined below)) accounted for in accordance with GAAP as of the date of this Agreement, which will be supplemented to reflect a true and accurate list of accrued expenses (net of accrued expenses for Commissions) accounted for in accordance with GAAP at the Closing as of the Closing Date (the “Accrued Expenses”). Also set forth on Part 3.4(b) is a true and accurate list of Seller’s accrued commission expense as of March 31, 2007 contingently payable to Seller’s sales representatives as so indicated, which will be supplemented to reflect a true and accurate list of accrued commissions at the Closing as of the Closing Date (collectively, the “Commissions”). Seller represents that the Commissions are due and payable to the sales representatives indicated on Part 3.4(b) pursuant to the terms of the Contracts for Power Division Sales Representation entered into by Seller with such sales representatives, and assigned to Acquisition Sub pursuant to this Agreement.

3.5 Books And Records. The books of account and other financial Records of Seller and Subsidiary, all of which have been, or will be, made available to Buyers for their inspection, at the facilities of Seller and Subsidiary, are complete and correct in all material respects, to Seller’s Knowledge and Subsidiary’s Knowledge represent actual, bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller and Subsidiary, all of which have been made available to Buyers for their inspection, at the facilities of Seller and Subsidiary, contain accurate and complete Records, in all material respects, of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller and Subsidiary, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.6 Sufficiency Of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller. None of the Excluded Equipment is necessary to operate the Business as presently being conducted. As of the Closing Date, none of the Tangible Personal Property shall have moved its physical location from that identified on Part 3.10(b).

3.7 Real Property. (a) Part 3.7(a) contains a correct and complete legal description and street address of all real property (including a general description of the improvements thereon) that is owned by Seller or Subsidiary or that Seller or Subsidiary have agreed (or have an option) to purchase, sell or lease, or that Seller or Subsidiary may be obligated to purchase, sell or lease to a third party in connection with the Business and all rights related thereto (the “Real Property”).

(b)  Part 3.7(b) contains a complete and correct list of all real property in which Seller or Subsidiary have a leasehold interest and an accurate description (by street address, name of lessor, date of lease and term expiry date) thereof (the “Leased Real Property”).

3.8 Use of Real Property. The Real Property set forth in Part 3.7(a) and the Leased Real Property set forth in Part 3.7(b) constitutes all of the real property used by Seller or Subsidiary in connection with the Business (the “Facilities”). No Person other than Seller or Subsidiary has the right of use or occupancy of any portion of the Facilities.

3.9 Title To Assets; Encumbrances. (a) Seller and Subsidiary have good, valid, complete, effective, rightful, transferable, indefeasible and marketable title to its estates in the Real Property and the Leased Real Property, free and clear of any Encumbrances, other than those described in Part 3.9(a) (“Real Estate Encumbrances”). True and accurate copies of (1) all deeds, existing title insurance policies of or pertaining to the Real Property and the Leased Real Property in Seller’s or Subsidiary’s possession or control, and (2) all instruments, agreements and other documents in Seller’s or Subsidiary’s possession or control evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyers. Seller and Subsidiary warrant to Buyers that, at the time of Closing, the Real Property shall be free and clear of all Real Estate Encumbrances other than those identified on Part 3.9(a) as acceptable to Buyers (“Permitted Real Estate Encumbrances”).

(b) Seller and Subsidiary have good, valid, complete, effective, rightful, transferable, indefeasible and marketable title to all of the Assets (other than the Facilities) free and clear of any Encumbrances other than those Encumbrances described in Part 3.9(b) (“Non Real Estate Encumbrances”). Seller and Subsidiary warrant to Buyers that, at the time of Closing, all of the Assets (other than the Facilities) shall be free and clear of all Non Real Estate Encumbrances other than those identified on Part 3.9(b) as acceptable to Buyers (“Permitted Non Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.10 Condition Of Assets. (a) The zoning classification of the Facilities permits the intended use for the operation of the Business and neither Seller nor Subsidiary have received notice of any petition to materially change the zoning or land use designation of the Facilities or any adjoining parcel of real property. All ingress and egress to the Facilities, whether of record or currently used by Seller or Subsidiary, is sufficient for the operation of the Business as presently conducted. To Seller’s Knowledge or Subsidiary’s Knowledge, there are no pending or threatened condemnation, appropriation, eminent domain or similar proceeding or legislation affecting or relating to the Facilities, or the widening, change of grade or limitation on use of streets providing access to any Facilities, nor, to Seller’s Knowledge or Subsidiary’s Knowledge, are any such proceedings contemplated by any Governmental Body. Neither Seller nor Subsidiary have received actual notice of, nor does Seller or Subsidiary have any Knowledge of, any proposed or actual assessments against the Facilities relating to utilities, sewers, roadways, other improvements or other similar matters.

(b) Part 3.10(b) is a true and complete list, in all material respects, of Seller’s Tangible Personal Property (excluding the Excluded Equipment). Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to Seller’s Knowledge and Subsidiary’s Knowledge, is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business is in the possession of Seller or Subsidiary.

3.11 Accounts Receivable. Except as set forth in Part 3.11, to Seller’s Knowledge and Subsidiary’s Knowledge, all Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Seller or Subsidiary as of the Closing Date or on the Closing Date Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed by Seller or Subsidiary in the Ordinary Course of Business. Except to the extent paid prior to or on the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible within ninety (90) days after the day on which it first becomes due and payable. Except as set forth in Part 3.11, to Seller’s Knowledge and Subsidiary’s Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller or Subsidiary, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11 contains a complete and accurate list, in all material respects, of all Accounts Receivable as of the date of this Agreement, which list sets forth the aging of each such Account Receivable and will be supplemented at Closing as of the Closing Date.

3.12 Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller and Subsidiary except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting Records of Seller and Subsidiary as of the Closing Date, as the case may be. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the Ordinary Course of Business of Seller and Subsidiary at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller and Subsidiary. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.13 No Undisclosed Liabilities. Except as set forth in Part 3.13, to Seller’s Knowledge and Subsidiary’s Knowledge, Neither Seller nor Subsidiary have any Liabilities except for Liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business of Seller and Subsidiary since the date of the Consolidated Financial Report, dated January 8, 2007 for the period ending December 31, 2006.

3.14 Taxes.

(a) Tax Returns Filed and Taxes Paid. Seller and Subsidiary have filed or caused to be filed on a timely basis all Tax Returns and all reports, or have timely applied for extensions of time in which to file such Tax Returns and reports, with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. To Seller’s and Subsidiary’s Knowledge, all Tax Returns and reports filed by Seller and Subsidiary are true, correct and complete in all material respects. Seller and Subsidiary have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller and Subsidiary, except such Taxes, if any, as are listed in Part 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been or will be provided in the Balance Sheet or in the accounting Records of Seller and Subsidiary as of the Closing Date or on the Closing Date Balance Sheet. Except as provided in Part 3.14(a), neither Seller nor Subsidiary currently are the beneficiary of any extension of time within which to file any Tax Return. To Seller’s and Subsidiary’s Knowledge, no claim is expected to be made by any Governmental Body in a jurisdiction where either Seller or Subsidiary do not file Tax Returns that either of them is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller and Subsidiary have no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller and Subsidiary are adequate or, as of the Closing Date, will be adequate (determined in accordance with GAAP) and are or will be at least equal to Seller’s current liability for Taxes. To Seller’s Knowledge and Subsidiary’s Knowledge, there exists no proposed tax assessment or deficiency against Seller or Subsidiary.

(c) Specific Potential Tax Liabilities and Tax Situations. All Taxes that Seller and Subsidiary are or were required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.15 No Material Adverse Change. Except as set forth in Part 3.15, since the date of the Balance Sheet, to Seller’s Knowledge and Subsidiary’s Knowledge, there has not been any material adverse change in the business, operations, prospects, customer relations, assets, results of operations or condition (financial or other) of Seller or Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.16 Employee Benefits.

(a) Part 3.16(a) sets forth Seller’s and Subsidiary’s “employee benefit plans” as defined by Section 3(3) of ERISA or specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred-compensation, profit-sharing, stock-option, stock appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or Subsidiary or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001 (a) (14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Employee Plans”).

(b) With respect to each Employee Plan, to the extent applicable and except as may be provided in Part 3.16(b):

(i) To Seller’s and Subsidiary’s Knowledge, each Employee Plan, the administrator and fiduciaries of each Employee Plan, and Seller and Subsidiary have complied in all material respects with the applicable requirements of ERISA (including, but not limited to, the fiduciary responsibilities imposed by Part 4 of Title I, Subtitle B of ERISA), the Code and any other applicable rules and regulations governing each Employee Plan, and to Seller’s and Subsidiary’s Knowledge each Employee Plan has at all times been properly administered in compliance in all material respects with its terms and in accordance in all material respects with all such rules and regulations;

(ii) Each Employee Plan intended to qualify under Code Section 401(a) is the subject of a favorable, unrevoked determination letter issued by the IRS as to its qualified status under the Code upon which Seller may still rely, and to Seller’s and Subsidiary’s Knowledge no circumstances have occurred that would reasonably be expected to adversely affect the tax-qualified status of any such Employee Plan; and

(c) There is no matter pending (other than routine determination letter filings) with respect to any Employee Plan before the Internal Revenue Service, the Department of Labor, the Securities and Exchange Commission, the Pension Benefit Guaranty Corporation or any other federal or state government agency.

3.17	Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 3.17(a), to Seller’s Knowledge and Subsidiary’s Knowledge, Seller and Subsidiary have complied in all material respects with and are in compliance in all material respects with (i) all Legal Requirements applicable to Seller, Subsidiary or any of their properties, and (ii) all unwaived terms and provisions of all Seller Contracts listed in Part 3.20(a) (other than those Seller Contracts listed in Part 2.2(f)) to which Seller or Subsidiary are a party, or by which Seller, Subsidiary or any of their properties are subject. Except as set forth in Part 3.17(a), to Seller’s Knowledge and Subsidiary’s Knowledge, neither Seller nor Subsidiary have committed, been charged with, or been under investigation with respect to, nor, to Seller’s Knowledge and Subsidiary’s Knowledge, does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of Seller, Subsidiary or any of their properties.

(b) Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or Subsidiary or that otherwise relates to Seller’s Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect. To Seller’s and Subsidiary’s Knowledge, Seller and Subsidiary are, and at all times since January 1, 2004, have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b). The Governmental Authorizations identified on Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller and Subsidiary to lawfully conduct and operate the Business in the manner in which it currently conducts and operates such Business and to permit Seller and Subsidiary to own and use the Assets in the manner in which it currently owns and uses such Assets.

(c) Part 3.17(c) contains a complete and accurate list of each Certification that is held by Seller or Subsidiary with respect to the Business. Seller and Subsidiary have all Certifications that are required to carry on the Business as presently conducted and to offer and sell their services and products. All such Certifications are in full force and effect and, to Seller’s and Subsidiary’s Knowledge, no suspension or cancellation of any such Certifications is threatened. Attached to Part 3.17(c) are copies of product specification sheets for Seller’s current products. To Seller’s Knowledge, all technical specifications and certifications contained on such product specification sheets are true and accurate in all material respects; provided, however, that all such specifications are subject to change.

3.18 Legal Proceedings; Orders. Except as set forth in Part 3.18, to Seller’s Knowledge and Subsidiary’s Knowledge, there is no pending or threatened Proceeding or Order by or against Seller or Subsidiary or that otherwise relates to or may affect the Business of, or any of the Assets owned, or used by, Seller or Subsidiary in the Business; or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

3.19 Absence Of Certain Changes And Events.  Except as set forth in Part 3.19, since the date of the Balance Sheet, Seller and Subsidiary have conducted their business only in the Ordinary Course of Business and there has not been any: (a) payment or increase by Seller or Subsidiary of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee (except in the ordinary course of business); (b) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan; (c) damage to or destruction or loss of any Asset, whether or not covered by insurance; (d) entry into, termination of or receipt of notice of termination of (i) except in the Ordinary Course of Business, any Contract to which Seller or Subsidiary is a party, or (ii) except in the Ordinary Course of Business, any Contract or transaction involving a total remaining commitment by Seller or Subsidiary of at least $5,000; (e) sale (other than sales of Inventories in the ordinary course of business), lease or other disposition of any Asset or property of Seller or Subsidiary (including the Intellectual Property Rights) or the creation of any Encumbrance on any Asset; (f) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller or Subsidiary; (g) material change in the accounting methods used by Seller or Subsidiary; or (h) execution of any Contract by Seller or Subsidiary to do any of the foregoing.

3.20 Contracts; No Defaults.  (a) Part 3.20(a) contains an accurate and complete list in all material respects, and Seller has delivered to Buyers accurate and complete copies (or in the case of oral Contracts a summary of such Contract), of each material Contract to which Seller or Subsidiary is a party or by which Seller, Subsidiary or any of their properties are subject, except contracts entered into in the Ordinary Course of Business after the date of this Agreement and prior to the Closing Date.

(b) Except as set forth in Part 3.20(b): (i) Seller and Subsidiary are in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer or Acquisition Sub, as the case may be; (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to and assumed by Buyer or Acquisition Sub, as the case may be, is in full compliance, in all material respects, with all applicable terms and requirements of such Contract; (iii) each Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer or Acquisition Sub, as the case may be, under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; (iv) each Contract identified or required to be identified in Part 3.20(a) and which is being assigned to and assumed by Buyer or Acquisition Sub, as the case may be, is assignable by Seller or Subsidiary to Buyer or Acquisition Sub, as the case may be, without the consent of any other Person; (v) to Seller’s Knowledge or Subsidiary’s Knowledge, no Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to and assumed by Buyer or Acquisition Sub, as the case may be, under this Agreement will upon completion or performance thereof have a material adverse affect on the Business or Assets of Seller or, to Seller’s Knowledge or Subsidiary’s Knowledge, the business proposed to be conducted by Buyer or Acquisition Sub, as the case may be, with the Assets; (vi) to Seller’s Knowledge and Subsidiary’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material Breach of, or give Seller or Subsidiary or other Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to and assumed by Buyer or Acquisition Sub, as the case may be; (vii) to Seller’s Knowledge and Subsidiary’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and (viii) Seller and Subsidiary have not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or Breach of, or material default under, any Contract which is being assigned to and assumed by Buyer or Acquisition Sub, as the case may be.

3.21 Insurance. Part 3.21 lists each insurance policy (including policies providing property, casualty, liability, product liability and workers’ compensation coverage and bond and surety arrangements) to which Seller or Subsidiary is a party and which relate to the conduct of the Business from the Facilities. Part 3.21 contains a summary of all claims submitted, pending or paid under such policies within the past five (5) years. With respect to each such insurance policy, (a) the policy is legal, valid, binding, enforceable in accordance with its terms and in full force and effect; (b) neither Seller, Subsidiary nor any other party to the policy is in breach or default, in any material respect (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; (c) no party to the policy has repudiated any provision thereof; and (d) up to the Closing Date, the policy and the insurance coverage provided by the policy will be maintained in full force and effect and will not be canceled, modified or changed without the prior written consent of Buyers.

3.22 Environmental Matters. Except as disclosed in Part 3.22:

(a) To Seller’s Knowledge and Subsidiary’s Knowledge, Seller and Subsidiary have complied and are in compliance in all material respects with all Environmental, Health, and Safety Requirements.

(b) To Seller’s Knowledge and Subsidiary’s Knowledge, without limiting the generality of the foregoing, Seller and Subsidiary have obtained and complied with, and are in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Facilities and the operation of the Business; a list of all such permits, licenses and other authorizations is set forth in Part 3.22.

(c) To Seller’s Knowledge and Subsidiary’s Knowledge, Seller and Subsidiary have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its Facilities arising under Environmental, Health, and Safety Requirements.

(d) To Seller’s Knowledge and Subsidiary’s Knowledge, none of the following exists at any property or Facility owned or operated by Seller or Subsidiary: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(e) To Seller’s Knowledge and Subsidiary’s Knowledge, Seller and Subsidiary have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(f) To Seller’s Knowledge, Seller has delivered to Buyers copies of all material documents and information in its possession or under its control relating to its status as a PRP for the North Penn Area 6 Superfund Site and the North Penn Area 7 Superfund Site.

3.23 Employees.

(a) Part 3.23 (a) contains a complete and accurate list of the following information for each current employee, independent contractor, consultant and agent of Seller and Subsidiary, including each employee on leave of absence or layoff status: employer; employee name; job title; current compensation paid or payable and date of last increase; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) Neither Seller nor Subsidiary have violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or, to Seller’s Knowledge and Subsidiary’s Knowledge, any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, neither Seller nor Subsidiary have terminated any employees.

(c) Except as set forth in Part 3.23(c), to Seller’s Knowledge and Subsidiary’s Knowledge, no officer, director, agent, employee, consultant, or contractor of Seller or Subsidiary is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business of Seller, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To Seller’s Knowledge and Subsidiary’s Knowledge, no former or current employee of Seller or Subsidiary is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller, Subsidiary or Buyers to conduct the Business as heretofore carried on by Seller and Subsidiary.

3.24 Labor Disputes; Compliance. (a) Seller and Subsidiary have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining requirements, the payment of social security and similar Taxes and occupational safety and health. Neither Seller nor Subsidiary is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as set forth in Part 3.24(b): (i) neither Seller nor Subsidiary have been, and are not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2005, there has not been, there is not presently pending or existing, and to Seller’s Knowledge and Subsidiary’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller or Subsidiary ; (iii) to Seller’s Knowledge and Subsidiary’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any such work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge and Subsidiary’s Knowledge, threatened against or affecting Seller or Subsidiary any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller, Subsidiary or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller, Subsidiary or the conduct of the Business; (vii) there is no lockout of any employees by Seller or Subsidiary, and no such action is contemplated by Seller or Subsidiary; and (viii) to Seller’s Knowledge, there has been no charge of discrimination filed against or threatened against Seller or Subsidiary with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25 Intellectual Property Matters. Part 3.25(a) sets forth and identifies all Intellectual Property Rights that are not solely and exclusively owned by Seller or Subsidiary, including intellectual property licenses, teaming agreements and Intellectual Property Rights that are jointly owned or jointly developed. Part 3.25(b) contains a list of all Intellectual Property Rights, including trademarks, service marks and trade names along with all registrations therefor and applications for registration thereof, patents and patent applications and registered copyrights owned by Seller or Subsidiary. Seller has provided to Buyers correct and complete copies, in all material respects, of all patents, copyright and trademark registrations, licenses, agreements and other written documentation related to, or evidencing Seller’s or Subsidiary’s ownership or right to use, the Intellectual Property set forth on Part 3.25(b). Except as set forth in Part 3.25(b): Seller and/or Subsidiary are the sole and exclusive owners of and possesses all right, title, and interest in and to, the Intellectual Property Rights, free and clear of any Encumbrance, except Permitted Encumbrances. The legality, validity, enforceability, ownership, or use of or right to the use of the Intellectual Property Rights by Seller and Subsidiary has not been, nor is currently being challenged, interfered with, or, to Seller’s Knowledge and Subsidiary’s Knowledge, infringed upon, and to Seller’s Knowledge and Subsidiary’s Knowledge, it is not subject to any such challenge. Except as provided in Part 3.25, Seller and Subsidiary have taken all reasonably necessary action to maintain and protect the Intellectual Property Rights and will continue to maintain those rights prior to the Closing so as not to adversely affect the validity or enforcement of the Intellectual Property Rights. To Seller’s Knowledge and Subsidiary’s Knowledge, Seller’s and Subsidiary’s Intellectual Property Rights have not been, and neither Seller nor Subsidiary have, interfered with, infringed upon, misappropriated or otherwise violated any intellectual property rights of any third party. If prior consent from third parties is necessary to transfer any rights of Seller or Subsidiary in any intellectual property licenses or any Intellectual Property Rights, Seller will obtain such consents so that the intellectual property licenses and the Intellectual Property Rights will be available for use or owned, as applicable, by Buyers from and after the Closing on identical terms and conditions as are applicable to Seller and Subsidiary prior to the Closing without the imposition of any additional condition or obligation on Buyers, the Business or the Assets. The transactions contemplated by this Agreement or the Contemplated Transactions will not give rise to any Encumbrance on Buyers’ rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property Rights transferred at the Closing, except Permitted Encumbrances.

3.26 Relationships with Related Persons. Except as disclosed in Part 3.26, neither Seller nor Subsidiary nor a Related Person of Seller or Subsidiary nor any Shareholder currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business as currently conducted. Neither Seller nor Subsidiary nor a Related Person of Seller or Subsidiary nor any Shareholder has owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller or Subsidiary other than business dealings or transactions disclosed in Part 3.26, each of which has been conducted in the Ordinary Course of Business with Seller or Subsidiary at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with Seller or Subsidiary with respect to any line of the products or services of Seller or Subsidiary (a “Competing Business”) in any market presently served by Seller or Subsidiary, except for the ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business. Except as set forth in Part 3.26, neither Seller nor Subsidiary nor a Related Person of Seller nor any Shareholder is a party to any Contract with, or has any claim or right against, Seller or Subsidiary.

3.27 Brokers Or Finders. Seller shall be responsible for any fees and expenses owed to Tannenbaum & Aalok related to the Closing. Except for Tannenbaum & Aalok, neither Seller, Subsidiary nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s Business, the Subsidiary Stock or the Assets or the Contemplated Transactions.

3.28 Disclosure. No representation or warranty or other statement made by Seller, Subsidiary or a Shareholder in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to Seller and Shareholders as follows:

4.1 Organization And Good Standing. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted and as contemplated to be conducted following the Closing.

(b) Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted and as contemplated to be conducted following the Closing. As of the Closing Date, Acquisition Sub shall be qualified to do business in the Commonwealth of Pennsylvania.

4.2 Authority; No Conflict. (a) This Agreement constitutes the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms. Upon the execution and delivery by Buyers of this Agreement and all agreements and instruments required to be executed or delivered by Buyers at Closing (collectively, the “Buyers’ Closing Documents”), each of the Buyers’ Closing Documents will constitute the legal, valid and binding obligation of Buyers, enforceable against Buyers in accordance with its respective terms. Buyers have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyers’ Closing Documents and to perform its obligations under this Agreement and the Buyers’ Closing Documents, and such action has been duly authorized by all necessary corporate or limited liability company action.

(b) Neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyers’ Governing Documents; (ii) any resolution adopted by the managers or the members of Buyers; (iii) any Legal Requirement or Order to which Buyers may be subject; or (iv) any Contract to which Buyers are a party or by which Buyers may be bound. Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyers and that challenges, that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, or that might materially and adversely affect the performance by Buyers of their obligations under this Agreement or the payment of any sum due hereunder. To Buyers’ Knowledge, no such Proceeding has been threatened.

4.4 Brokers Or Finders. Neither Buyers nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5 Disclosure. No representation or warranty or other statement made by Buyers in this Agreement, the certificates delivered pursuant to Section 2.7(b) or otherwise in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V
COVENANTS OF SELLER AND SUBSIDIARY PRIOR TO CLOSING

5.1 Access And Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyers, Seller and Subsidiary shall (and Shareholders shall cause Seller and Subsidiary to) (a) afford Buyers and their Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, at a time mutually convenient to Buyers and Seller, during Seller’s and Subsidiary’s normal business hours, to Seller’s and Subsidiary’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller or Subsidiary; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyers may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyers may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyers, with Buyers’ investigation of the properties, assets and financial condition related to Seller and Subsidiary. In addition, Buyers shall have the right to have the Facilities and Tangible Personal Property inspected by Buyer Group for purposes of determining the physical condition and legal characteristics of the Facilities and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed, at Buyers’ sole cost and expense, pursuant to Section 5.10 below.

5.2 Operation Of The Business Of Seller and Subsidiary. Between the date of this Agreement and the Closing, Seller and Subsidiary will continue to carry on the Business in the usual and ordinary course and in substantially the same manner as conducted prior to the date hereof (understanding that over the last several years, Seller’s and Subsidiary’s business has undergone change and the financial performance has trended down). Without limiting the generality of the foregoing, Seller and Subsidiary shall maintain and keep its properties in good condition and repair, ordinary wear and tear excepted, keep in full force and effect its insurance coverage, continue advertising its business in accordance with past practice, maintain in effect all of its leases, use all reasonable efforts to maintain in accordance with good business practice its present employees and its relationships with its suppliers and customers so that they will be preserved for Buyers after the Closing, maintain its Inventories at levels consistent with its past practices, and continue to pay its accounts payable in a manner consistent with its past practices. In addition, without the prior written consent of Buyers, Seller and Subsidiary shall not issue any shares of capital stock (or securities convertible into capital stock), increase the compensation or benefits available to employees, declare bonuses or incur any obligation or liability, or enter into any transaction not in the usual and ordinary course of business.

5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller and Subsidiary shall not, and Shareholders shall not permit Seller or Subsidiary to, without the prior written Consent of Buyers, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.

5.4 Required Approvals. As promptly as reasonably practicable after the date of this Agreement, Seller and Subsidiary shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Seller, Subsidiary and Anton also shall cooperate with Buyers and their Representatives with respect to all filings that Buyers elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller, Subsidiary and Anton also shall use best reasonable efforts in obtaining all Consents.

5.5 Notification. Between the date of this Agreement and the Closing, Seller, Subsidiary and Anton shall promptly notify Buyers in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s, Subsidiary’s or Anton’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s, Subsidiary’s or Anton’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyers a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyers under Section 9.2 and Article XI. During the same period, Seller, Subsidiary and Anton also shall promptly notify Buyers of the occurrence of any material Breach of any covenant of Seller, Subsidiary or Anton in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor Subsidiary nor any Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyers) relating to any business combination transaction involving Seller or Subsidiary, including the sale by Anton or any Other Shareholders of Seller’s or Subsidiary’s stock, the merger or consolidation of Seller or Subsidiary or the sale of the Business or any of the Assets (other than in the Ordinary Course of Business). Seller, Subsidiary and/or Anton shall notify Buyers of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller, Subsidiary or Anton.

5.7 Best Reasonable Efforts. Seller, Subsidiary and Anton shall use best reasonable efforts to cause the conditions in Article VII and Section 8.3 to be satisfied.

5.8 Change Of Name. On or before the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyers’ reasonable judgment, to avoid confusion, and (b) take all actions reasonably requested by Acquisition Sub to enable Acquisition Sub to change its name to Seller’s present name.

5.9 Payment Of Liabilities. Seller and Subsidiary shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations (other than the Assumed Liabilities).

5.10 Environmental Reports. Seller shall endeavor to resolve environmental issues with respect to the Leased Real Property and the Real Property in the most practical and least expensive manner. Seller has provided Buyers a copy of the Phase I environmental site assessment dated March 2002 for the Leased Real Property (the “2002 Phase I”). Seller agrees to permit Buyers, at Buyers’ discretion and Buyers’ sole cost and expense, to obtain a Phase I environmental site assessment (or Mexican equivalent) for the Leased Real Property and the Real Property promptly following execution of this Agreement (such additional assessments being referred to as the “New Phase I’s”; together with the 2002 Phase I, the “Environmental Reports”). No such investigation shall unreasonably interfere with the operations of Seller or Subsidiary. Following the completion of any such investigation, Buyers shall arrange for the Leased Real Property and the Real Property, as the case may be, to be returned to the substantially the same condition as they were in immediately before the commencement of such investigation, at Buyers’ sole cost and expense.

5.11 No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the financial condition, results of operations, customer relations or prospects of the Business or the Assets.

ARTICLE VI
COVENANTS OF BUYERS PRIOR TO CLOSING

6.1 Required Approvals. As promptly as reasonably practicable after the date of this Agreement, Buyers shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyers also shall cooperate, and cause its Related Persons to cooperate, with Seller and Subsidiary (a) with respect to all filings Seller and Subsidiary shall be required by Legal Requirements to make, and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyers shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2 Best Reasonable Efforts. Buyers shall use their best reasonable efforts to cause the conditions in Article 8 to be satisfied.

ARTICLE VII
CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Buyers’ obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

7.1 Accuracy Of Representations. All of Seller’s, Subsidiary’s and Anton’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

7.2 Seller’s Performance. All of the covenants and obligations that Seller, Subsidiary and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3 Consents. Each of the Consents shall have been obtained and shall be in full force and effect.

7.4 Additional Documents. Seller, Subsidiary and Shareholders shall have caused the documents and instruments required by Section 2.7(a) to be delivered (or tendered subject only to Closing) to Buyers.

7.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyers, or against any Related Person of Buyers, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyers or any Related Person of Buyers to suffer any adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

7.7 Environmental Reports. Buyers, at their expense, shall have obtained the Environmental Reports with respect to the Real Property, which reports shall be acceptable in form and substance to Buyers, in all material respects, in their reasonable discretion.

7.8 Due Diligence. Buyers shall have conducted such due diligence investigation as may be desired by Buyers concerning all aspects of the Business and Seller’s and Subsidiary’s assets and liabilities, and Buyers shall have concluded in their reasonable discretion that they are satisfied with their findings.

7.9 Title Insurance. Buyers shall have received unconditional and binding commitments to issue policies of title insurance (or equivalent under Mexican law), dated the Closing Date, in an aggregate amount equal to that portion of the Purchase Price allocated to the Mexican Facility, deleting all requirements listed in ALTA Schedule B-1 (or equivalent under Mexican law), amending the effective date to the Closing Date, deleting or insuring over Title Objections, attaching all endorsements required by Buyer and otherwise in form reasonably satisfactory to Buyer insuring Buyer's interest in each parcel of the Mexican Facility or interest therein.

ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy Of Representations. All of Buyers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 Buyers’ Performance. All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 Additional Documents. Buyers shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Seller and Shareholders.

8.4 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE IX
TERMINATION

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows: (a) by Buyers if a material Breach of any provision of this Agreement has been committed by Seller, Subsidiary or Shareholders and such Breach has not been waived by Buyers or cured by Seller or Subsidiary (if capable of being cured) within ten (10) business days after its receipt of written notice thereof, which notice specifies the Breach in reasonable detail; (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyers and such Breach has not been waived by Seller or cured by Buyers (if capable of being cured) within ten (10) business days after its receipt of written notice thereof, which notice specifies the Breach in reasonable detail; (c) by Buyers if any condition in Article VII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement), and Buyers have not waived such condition on or before such date; (d) by Seller if any condition in Article VIII has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller, Subsidiary or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date; (e) by mutual consent of Buyers and Seller; (f) by Buyers if the Closing has not occurred on or before May 31, 2007, or such later date as the parties may agree upon, unless Buyers are in material Breach of their obligations under this Agreement; (g) by Seller if the Closing has not occurred on or before May 31, 2007, or such later date as the parties may agree upon, unless Seller or Shareholders are in material Breach of its obligations under this Agreement; or (h) by Seller if the estimated costs to remediate any environmental conditions noted in the Environmental Reports at the Mexican Facility are in excess of $175,000, in the aggregate, unless Buyers elect, in their sole discretion, to pay remediation costs in excess of $175,000 thereby requiring Seller to proceed.

9.2 Effect Of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article XII will survive, provided, however, that, if this Agreement is terminated because of a material Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Notwithstanding the foregoing, the parties agree that the termination of this Agreement pursuant to Section 9.1 shall not, in and of itself, constitute a Breach of this Agreement.

ARTICLE X
ADDITIONAL COVENANTS

10.1 Employees And Employee Benefits.

(a) Information on Active Employees. For the purposes of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Acquisition Sub.

(i) Acquisition Sub is not obligated to hire any Active Employee but may interview all Active Employees. Acquisition Sub will provide Seller with a list of Active Employees to whom Acquisition Sub has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Acquisition Sub will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

(ii) Neither Seller nor any Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Acquisition Sub has informed Seller in writing that the particular Active Employee will not receive any employment offer from Acquisition Sub) or the employment of any Hired Active Employee after the Closing. Acquisition Sub shall inform Seller promptly in writing of the identities of those Active Employees to whom it will not make employment offers.

(iii) It is understood and agreed that (A) Acquisition Sub’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Acquisition Sub to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Acquisition Sub may establish pursuant to individual offers of employment, and (B) employment offered by Acquisition Sub is “at will” and may be terminated by Acquisition Sub or by an employee at any time for any reason (subject to any written commitments to the contrary made by Acquisition Sub or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Acquisition Sub to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(iv) Between the date of this Agreement and the Closing Date: (A) Acquisition Sub shall have the right to arrange confidential interviews between Acquisition Sub’s representatives and Active Employees at times reasonably acceptable to Seller and in a manner that will not disrupt the Business in any material respect; (B) Acquisition Sub shall determine, in its sole discretion, which of such Active Employees Acquisition Sub desires to hire; (C) Acquisition Sub shall develop a plan of action for communicating its employment offers to the selected Active Employees, which may, but need not, include a meeting with all of such Active Employees before the Closing Date at which conditional offers of employment are extended; (D) Acquisition Sub shall advise Seller of such plan of action; and (E) Seller shall fully and timely cooperate with Acquisition Sub in Acquisition Sub’s efforts to arrange such interviews and meetings and to implement such plan of action.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, consistent with Seller’s own policies related thereto; and (B) the payment of any termination or severance payments required to be made by Contract or Legal Requirement and the provision of health plan continuation coverage in accordance with the requirements of COBRA and ERISA through the Closing Date.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(iii) Acquisition Sub shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

(d) Termination of Seller’s Employee Plans. Subject to Legal Requirements, Seller will terminate all of Seller’s Employee Plans as soon as reasonably practical following the Closing Date. All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date and shall be fully vested in such accrued benefits as of the Closing Date. Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. Promptly after the Closing Date, Seller shall apply for and shall obtain a favorable determination letter from the IRS that the termination of its 401(k) Plan does not adversely affect the Plan’s tax qualification. Upon receipt of said determination letter, Seller shall cause the accounts of Hired Active Employees under its 401(k) Plan to be distributed to them in a cash lump sum with a choice of such other optional forms of payment as the 401(k) Plan provides. Hired Active Employees shall be entitled to participate in Acquisition Sub’s “employee benefit plans” as defined by Section 3(3) of ERISA, subject to the timing and other eligibility requirements of Acquisition Sub’s existing company policies. However, Acquisition Sub will credit Hired Active Employees with service with Seller for purposes of eligibility and vesting, but not for purposes of benefit accrual, under its employee benefit plans.

10.2 Change of Name. As of the Closing Date, Seller shall cease doing business under the name Deltron, Inc. or any trade names currently used in the Business. At the Closing, Seller shall deliver to Acquisition Sub an executed consent form consenting to Acquisition Sub’s use of the name “Deltron” in order to permit Acquisition Sub to qualify to do business in Pennsylvania under the name “Deltron LLC”.

10.3 Assistance In Proceedings. Seller will cooperate with Buyers and their counsel in the contest or defense of, and make reasonably available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or either Shareholder, in each case at the sole cost and expense of Buyers.

10.4 Noncompetition, Nonsolicitation And Nondisparagement.

(a) Noncompetition. For a period of five (5) years after the Closing Date, Seller and Shareholders shall not, in any geographic location in which Seller was conducting business within two (2) years prior to the Closing, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in a Competing Business; provided that¸ neither Seller nor any Shareholder shall be prohibited from holding for investment five percent (5%) or less of any Competing Business or any class of equity securities of a company whose securities are traded on a national securities exchange or in a national market system.

(b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller and Shareholders shall not, directly or indirectly: (i) solicit the business of any Person who is a customer of Seller on the Closing Date or who was a customer of Seller during the year preceding the Closing Date; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, independent contractor, consultant or other business relation of Acquisition Sub or Subsidiary that was or is existing (x) during the period of Anton’s consulting arrangement with Buyers, (y) on the Closing Date, or (z) with Seller during the year preceding the Closing Date, to cease doing business with Acquisition Sub or Subsidiary, to deal with any competitor of Acquisition Sub or Subsidiary, or to in any way interfere with any such business relation of Acqusition Sub or Subsidiary; or (iii) hire, retain or attempt to hire or retain any employee or independent contractor of Acquisition Sub or Subsidiary or in any way interfere with the relationship between Acquisition Sub or Subsidiary and any of its employees or independent contractors.

(c) Nondisparagement. From and after the date of this Agreement, neither party will disparage the other party or any of such other party’s owners, managers, directors, officers, employees, shareholders or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.4(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.4 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.4 is reasonable and necessary to protect and preserve Buyers’ legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

10.5 Customer And Other Business Relationships. After the Closing, Anton, on behalf of Seller and Subsidiary as part of his duties under the Consulting Agreement, will cooperate with Buyers in their efforts to continue and maintain for the benefit of Buyers those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyers after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will use commercially reasonable efforts to satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyers all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyers to be engaged in after the Closing, including disparaging the name or business of Buyers.

10.6 Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.7 Environmental Matters - Regulatory Transfer Approvals. (a) To the extent that the Contemplated Transactions require regulatory transfer approvals of any Governmental Authorization under an environmental or other Legal Requirements either prior to or after the Closing, then any filing or other actions necessary to comply with such Legal Requirements shall be done at the cost and expense of Seller and Seller shall provide Buyers evidence of such compliance. All costs associated with preparing for and taking such actions for compliance shall be paid for by Seller prior to the Closing or, if payment prior to Closing is not possible, shall be accrued for as a liability on the Closing Date Balance Sheet. Subject to Section 9.1(h), Seller shall pay and be responsible for remediating prior to Closing any pre-existing conditions noted in the Environmental Reports, but in the case of the Pennsylvania Facility only to the extent required by an applicable Legal Requirement. Subject to Sections 9.1(h) and 9.2 and the limitations set forth in Article XI, Buyers shall be entitled to make a claim for indemnification pursuant to Article XI for the costs of any remediation not undertaken by Seller under this Section.

(b) Seller shall retain any and all Liability as a “Potentially Responsible Party” (“PRP”) for the North Penn Area 6 Superfund Site and the North Penn Area 7 Superfund Site arising from or relating to its ownership and operation of the Pennsylvania Facility on or prior to the Closing Date. Seller agrees to comply with any and all of its obligations to the applicable Governmental Bodies arising from its status as a PRP for such sites pursuant to applicable Legal Requirements or any settlement agreement, consent agreement or consent decree entered into with the United States Environmental Protection Agency (“EPA”) or Pennsylvania Department of Environmental Protection (“PADEP”). Seller shall remain liable for any and all amounts due to the EPA or PADEP or any other PRP for cost recovery, contribution, oversight, costs or interest arising from its status as a PRP at either the North Penn Area 6 Superfund Site or the North Penn Area 7 Superfund Site arising from its status as a PRP for such sites pursuant to applicable Legal Requirements or any settlement agreement, consent agreement or consent decree entered into with the EPA or PADEP.

10.8 Use of Excluded Equipment. During the Term (as such term is defined in the Lease) of the Lease, Buyers shall not have any access to or right to the use of any of the Excluded Equipment unless Seller agrees otherwise in writing, except that Buyers shall have the right to use such items of the Excluded Equipment as were necessary to the operation of the Business prior to the Closing Date (including, but not limited to, the office furniture, office equipment and telephone systems); provided, however, that Seller reserves the right to sell any Excluded Equipment during the Term.

10.9 Seller Access to Records. Between the Closing Date and December 31, 2008, Buyers will: (a) provide Seller, Anton and their authorized representatives with Records of the Business reasonably requested by Seller or Anton in order for Seller and Anton to complete their respective tax returns; (b) maintain a copy of the version of Seller’s computer programs in effect as of the Closing Date; (c) maintain an electronic backup copy of the contents of Seller’s database and computer files for disaster recovery purposes in the same manner and extent as retained prior to the Closing; and (d) use reasonable efforts to restore Seller’s database and computer files as, if and when required.

10.10 Verification of Transferred Assets.

(a) Location of Assets. Seller has identified certain Tangible Personal Property being transferred to Acquisition Sub hereunder (as listed on Part 3.10(b)), and has identified certain Excluded Equipment (as listed on Part 2.2(d)), by reference to its physical location at the Pennsylvania Facility as identified on the Pennsylvania Facility map attached to Part 2.2(d). Seller represents and warrants that such Tangible Personal Property and Excluded Equipment have not been moved from the location so identified by Seller in the applicable Parts to the Disclosure Letter since March 1, 2007, and Seller covenants that such Tangible Personal Property and Excluded Equipment will not be moved prior to the Closing Date.

(b) Verification of Transferred Assets. Prior to the Closing Date, on a date and time mutually convenient for Seller and Buyers, a representative of Seller and a Representative of Buyers shall conduct a “walk through” of the Pennsylvania Facility, for the purpose of reviewing all of the Tangible Personal Property located at the Pennsylvania Facility being transferred to Acquisition Sub hereunder and all of the Excluded Equipment. The parties shall mutually agree on and verify the accuracy of those items. Acquisition Sub, in its discretion, may exclude certain Tangible Personal Property that had been included as an Asset to be transferred hereunder. Acquisition Sub and Seller shall tag (in a manner agreed to by the parties) all Tangible Personal Property located at the Pennsylvania Facility being transferred hereunder so as to avoid any confusion when Acquisition Sub exits the Pennsylvania Facility upon termination of the Lease.

10.11 Current Evidence of Title.  (a) As soon as is reasonably possible, and in no event later than twenty (20) Business Days after the date of this Agreement, Buyer shall furnish to Seller, at Buyer's expense, for that tract of land constituting the Mexican Facility a commitment for title insurance (“Title Commitment”) from a reputable title insurance company chosen by Buyer. The Title Commitment shall include such title insurer’s requirements for issuing its title policy which requirements must be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances), but excluding those requirements that are to be met solely by Buyer.

(b) If any of the following shall occur (collectively, a “Title Objection”): (i) the Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Subsidiary has title to the insured estate covered by the Title Commitment; or (ii) any title exception is disclosed in the Title Commitment that is not one of the Permitted Real Estate Encumbrances, then Seller shall use its commercially reasonable efforts to (a) cure each Title Objection and (b) take all steps reasonably required by the Title Insurer or surveyor, as the case may be, to eliminate each Title Objection as an exception to the Title Commitment or survey, as applicable; provided that, if such Title Objection can be cured solely by the payment of money, Seller shall pay such sum and cure such Title Objection. Any Title Objection that such title company is willing to insure over on terms acceptable to Buyer will be deemed a Title Objection acceptable to Buyer and need not be cured by Seller.

10.12 Release. Effective upon the Closing, Seller and Anton hereby forever release and discharge Subsidiary from any and all liabilities, losses, claims, demands, obligations, rights, actions, causes of action, proceedings or suits of any kind or nature, debts, sums of money including but not limited to the Subsidiary Loan Payable, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions and demands whatsoever, in law or equity which Anton and Seller or any of their affiliates, successors, predecessors and assigns ever had, now have or will ever have in the future, upon or by reason of any matter, cause or thing whatsoever, whether presently known or unknown, against Subsidiary.

10.13 Certain Tax Matters.

(a) Prior to Closing - Tax Procedures for Sale of Subsidiary Stock. Prior to the Closing Date, Seller and Anton shall take all steps reasonably necessary to calculate the tax liability, if any, based upon the amount realized from the sale of the Subsidiary Stock in compliance with applicable Legal Requirements including the procedures set forth in the Mexican Fiscal Tax Code. Seller and Anton shall prepare and file all required documentation with the applicable Governmental Body, and if appliable, pay or cause to be paid, any Tax Liability when due. Seller shall permit Buyers to review and comment on each of the filings described in the preceding sentence prior to filing. Buyers and Subsidiary shall cooperate with Seller and Anton, as reasonably requested, both before and after Closing, and representatives of Subsidiary shall execute and file such documents as may be necessary in connection with the foregoing.

(b) After Closing. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters relating to Subsidiary following the Closing Date:

(i)  Subsidiary Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed each Tax Return for Subsidiary for any period ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Seller shall reimburse Buyer for Taxes of Subsidiary with respect to such periods within fifteen (15) days after payment by Buyer or Subsidiary of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet.

(ii)  Subsidiary Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed each Tax Return of Subsidiary for any period which begins before the Closing Date and ends after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Subsidiary.

(iii)  Cooperation on Tax Matters. (1) Buyer, Subsidiary and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.13 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Subsidiary and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, Subsidiary or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(2) Buyer and Seller further agree, upon request, to use their best reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iv) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, Subsidiary shall not be bound thereby or have any liability thereunder.

10.14 Subsidiary Loan Payable. Seller’s Balance Sheet states that Subsidiary is indebted to Seller in the amount of $2,424,457.00 (the “Subsidiary Loan Payable”). Prior to the Closing Date, Subsidiary and Seller shall cause the Subsidiary Loan Payable to be satisfied in a manner reasonably satisfactory to Buyers, but in any event so as to avoid any tax liabilities for the satisfaction of such debt. Seller and Subsidiary shall provide evidence of satisfaction to Buyers prior to the Closing Date.

10.15. Qualification to do Business in Pennsylvania. Promptly following the Closing Date and upon receipt from Seller of the consent letter referenced in Section 10.2 hereof, Acquisition Sub will take appropriate steps to qualify as a foreign limited liability company authorized to do business in the Commonwealth of Pennsylvania.

ARTICLE XI
SURVIVAL; INDEMNIFICATION; REMEDIES

11.1 Survival. All representations, warranties, covenants and obligations contained in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for a period of two (2) years after the Closing Date; provided, however, (i) the representations and warranties of Seller, Subsidiary and Anton set forth in Sections 3.1, 3.2, 3.9 and 3.14 and the obligations of Seller, Subsidiary and Anton set forth in Section 10.13(a), 10.14 shall survive until ninety (90) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties of Seller, Subsidiary and Anton set forth in Section 3.22 and the obligations of Seller, Subsidiary and Anton set forth in Sections 10.7 and 11.3 shall survive the lesser of (x) six (6) years following the Closing Date, or (y) until ninety (90) days after the expiration of the applicable statute of limitations.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 Indemnification And Reimbursement By Seller And Anton. Seller and Anton, jointly and severally, will indemnify and hold harmless Buyers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any material Breach of any representation or warranty made by Seller, Subsidiary or Anton in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s, Subsidiary’s and Anton’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Letter, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument, or (vi) any other certificate, document, writing or instrument delivered by Seller, Subsidiary or Anton pursuant to this Agreement;

(b) any material Breach of any covenant or obligation of Seller, Subsidiary or Anton in this Agreement or in any other certificate, document, writing or instrument delivered by Seller, Subsidiary or Anton pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller, Subsidiary or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e) any product or component thereof manufactured or shipped by, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

(f) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;

(g) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyers’ decision not to hire previous employees of Seller;

(h) any Tax Liability of Subsidiary, or of Seller or Anton arising out of the satisfaction of the Subsidiary Loan Payable, their ownership of the Subsidiary Stock prior to the Closing Date or sale of the Subsidiary Stock or as a result of the Contemplated Transactions.

(i) any Employee Plan established or maintained by Seller; or

(j) any Retained Liabilities (including but not limited to Tax Liabilities of Seller relating to transfer pricing matters or otherwise).

11.3 Indemnification And Reimbursement By Seller - Environmental Matters. In addition to the other indemnification provisions in this Article 11, Seller and Anton, jointly and severally, will indemnify and hold harmless Buyers and the other Buyer Indemnified Persons, and will reimburse Buyers and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a) any Liability with respect to Environmental, Health and Safety Requirements arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the Business of Seller, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

(b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the business of Seller or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Facilities and was present or suspected to be present on the Facilities, on or prior to the Closing Date), or (ii) released or allegedly released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyers will be entitled to control any Remedial Action, any Proceeding relating to an environmental claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 Indemnification And Reimbursement By Buyers. Buyer and Acquisition Sub, jointly and severally, will indemnify and hold harmless Seller and its Representatives, shareholders, subsidiaries and Related Persons (collectively, “Seller Indemnified Persons”), and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) any material Breach of any representation or warranty made by either Buyer or Acquisition Sub in this Agreement or in any certificate, document, writing or instrument delivered by either Buyer or Acquisition Sub pursuant to this Agreement;

(b) any material Breach of any covenant or obligation of either Buyer or Acquisition Sub in this Agreement or in any other certificate, document, writing or instrument delivered by either Buyer or Acquisition Sub pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with either Buyer or Acquisition Sub (or any Person acting on behalf of either or both of them) in connection with any of the Contemplated Transactions;

(d) any Assumed Liabilities; and

(e) any Liability arising out of the ownership or operation of the Assets after the Closing Date other than the Retained Liabilities; or

(f) any product or component thereof manufactured, assembled or modified by any of Buyer, Acquisition Sub or Subsidiary, or any services provided by any of Buyer, Acquisition Sub or Subsidiary (or any Person acting on behalf of any of them) after the Closing Date (including without limitation any product or component thereof manufactured, assembled or shipped by Seller and subsequently materially modified by or on behalf of any of Buyer, Acquisition Sub or Subsidiary, but only to the extent of such material modifications).

11.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2, Section 11.3 (to the extent provided in the last sentence of Section 11.3) or Section 11.4 (each, an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (each, an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give or delay in giving such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent, which Consent shall not be unreasonably withheld or delayed. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) business days after receipt of the Indemnified Person’s notice, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld or delayed).

(d) Seller and Anton hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Anton with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.7 Seller’s Payment of Claims/Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyers may give notice of a claim under the Escrow Agreement for any amount to which it may be entitled under this Article XI. Seller’s liability for such claims is not limited to the Escrow Funds under the Escrow Agreement. The indemnification provisions in this Article XI are in addition to, and not in derogation of, any statutory, equitable, or common law remedy that Buyers, Seller or any Indemnified Person may have with respect to the Contemplated Transactions.

11.8 Limitations of Seller’s and Anton’s Indemnification Obligation. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, in no event shall the maximum aggregate liability of Seller and Anton under this Article XI exceed either (i) the Purchase Price for claims for Damages relating to (x) the breach of the representations and warranties by Seller, Subsidiary or Anton set forth in Sections 3.1, 3.2, 3.9(b), 3.14, 3.16, 3.22, 3.25 and any obligations under Section 11.3 or (y) the breach of any representation or warranty by Seller, Subsidiary or Anton that was actually known to be false when made or for fraud, or (ii) $1,000,000 for claims relating to all other claims (the “Maximum Limitation”); provided, however, Seller and Anton shall not have any liability under this Article XI unless and until the Damages exceed $25,000 (the “Basket”) in the aggregate, in which event Seller and Anton shall be jointly and severally liable to Buyers for all Damages commencing with the first dollar of Damages.

11.9 Limitation of Buyers’ Indemnification Obligation. Notwithstanding anything to the contrary contained in this Agreement or elsewhere, in no event shall the maximum aggregate liability of Buyers under this Article XI exceed $1,000,000 (the “Maximum Limitation”); provided, however, Buyers shall not have any liability under this Article XI unless and until the Damages exceeds $25,000 in the aggregate, in which event Buyers shall be jointly and severally liable to Seller for all Damages commencing with the first dollar of Damages. Notwithstanding anything contained in this Article XI to the contrary, the Maximum Limitation and the Basket as they may apply to Buyers shall not apply to claims for Damages relating to the breach of any representation or warranty by Buyers that was actually known to be false when made or for fraud.

11.10 Insurance Proceeds. No party shall be entitled to indemnity with respect to any Damages to the extent that such Damages are covered by insurance.

ARTICLE XII
GENERAL PROVISIONS

12.1 Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

12.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers determine. Unless consented to by Buyers in advance in writing, prior to the Closing, Seller, Subsidiary and Shareholders shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person (except as required under this Agreement). Seller and Buyers will consult with each others concerning the means by which Seller and Subsidiary employees, customers, suppliers and others having dealings with Seller and Subsidiary will be informed of the Contemplated Transactions, and Buyers will have the right to be present for any such communications.

12.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

Seller and Shareholders (before the Closing):	with a mandatory copy to:

Deltron, Inc. 290 Wissahokon Avenue North Wales, PA 19454 Attention: President Fax: (215) 699-2310	Fox Rothschild LLP 2000 Market Street, 10th Floor Philadelphia, PA 19103-3291 Attention: Tristram R. Fall, III, Esq. Fax: (215) 299-2150

Seller and Shareholders (after the Closing):	with a mandatory copy to:

Deltron, Inc. c/o Mr. Aaron Anton 142 Abrahams Lane St. Davids, PA 19087	Fox Rothschild LLP 2000 Market Street, 10th Floor Philadelphia, PA 19103-3291 Attention: Tristram R. Fall, III, Esq. Fax: (215) 299-2150

Buyers:	with a mandatory copy to:

Solomon Technologies, Inc. 1224 Mill Street Building "B" East Berlin, CT 06023 Attention: Chief Executive Officer Fax: (860) 828-3320	Pepe & Hazard LLP 225 Franklin Street, 16th Floor Boston, MA 02110 Attention: Steven B. Hazard, Esq. Fax: (617) 748-555

12.4 Dispute Resolution.

(a) Controversy or Dispute. In the event that a controversy or dispute arises out of or results from this Agreement or the Contemplated Transactions or documents contemplated herein or therein, or the interpretation, performance, breach or termination thereof, and such controversy or dispute (a “Dispute”) cannot be settled through negotiations between the parties, then the parties covenant and agree to resolve such Dispute through binding arbitration administered by the American Arbitration Association (the “AAA”) in Philadelphia, Pennsylvania, under the AAA’s commercial arbitration rules. All information relating to a Dispute, the proceedings and the existence thereof, shall remain confidential at all times.

(b) Arbitrator(s). Such arbitration shall be before a single arbitrator, if the parties are able to agree upon such a single arbitrator, or, in all other cases, a panel of three arbitrators (at least one of which must be knowledgeable in the power supply field). If three arbitrators are to be used, then each party to the dispute shall appoint one arbitrator and the third arbitrator shall be chosen by the two arbitrators so appointed within 30 days after they are appointed. If such two arbitrators fail or are unable to select a third arbitrator within such time period, then the third arbitrator shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Subject to this Section 12.4, the arbitrators shall have the right and authority to determine how their decision or award as to each issue and matter in dispute may be implemented or enforced. The arbitrators shall be required to produce a written opinion setting forth the reasons for the decision or award made. The decision of a majority of such arbitrators shall be binding and conclusive on the parties hereto. There shall be no appeal therefrom other than for bias, fraud or misconduct. Any judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c) Mediation. The parties may, upon mutual written agreement, agree to attempt in good faith to settle any Dispute by non-binding mediation administered by the AAA in Philadelphia, Pennsylvania, under the Commercial Mediation Rules prior to resorting to any other remedies available at law or equity or any other dispute resolution procedure.

(d) Remedies. The parties hereto covenant and agree that the remedies and procedures set forth in this Section shall be the sole and exclusive remedies available in the event of a Dispute. Notwithstanding the foregoing, if any Party, as part of a Dispute, seeks injunctive relief or any other remedy requiring specific enforcement, then, solely with respect to such equitable relief, such party shall be permitted to seek relief in any federal or state court of competent jurisdiction.

(e) Fees and Expenses. In any action or proceeding with respect to any Dispute, arbitrator(s) or court(s) (in the case of a request for equitable relief) shall award the prevailing party such prevailing party’s reasonable fees and expenses, including without limitation reasonable attorneys’ and accountants’ fees, associated with such Dispute, if any, only if the arbitrator(s) or court(s) (in the case of equitable relief), concludes that the nonprevailing party in such Dispute lacked a reasonable basis for opposing the position advanced by the prevailing party.

12.5 Enforcement Of Agreement. Seller and Shareholders acknowledge and agree that Buyers would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any material Breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyers may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, in any material respect, without posting any bond or other undertaking.

12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement And Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyers and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.8 Disclosure Letter. The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholders as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The Disclosure Letter is hereby incorporated by reference.

12.9 Assignments, Successors And No Third-Party Rights. This Agreement may not be assigned by any party without the prior written consent of the other party; provided, however, that Buyers may assign all or part of their rights or obligations hereunder to one or more direct or indirect subsidiaries of Buyers; provided further, that any such assignment will not relieve Buyers of any of their obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles”, “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

12.12 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13 Governing Law. This Agreement will be governed by and construed under the laws of the State of Connecticut without regard to conflicts-of-laws principles that would require the application of any other law.

12.14 Execution Of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and maybe used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

12.15 Shareholder Obligations. The liability of Anton hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Anton undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Anton shall be jointly and severally liable with Seller for the indemnities set forth in Article XI.

12.16 Confidentiality.

(a) Seller and Shareholders shall, and shall cause their Related Persons to, treat any Confidential Information (as defined below) received with respect to Buyers, or from any books or records of Buyers in connection with the Contemplated Transactions, strictly confidential, and will not disclose any such Confidential Information to third Persons or use such Confidential Information other than in connection with the consummation of the transactions contemplated by this Agreement.

(b) Between the date of this Agreement and the Closing Date and following any termination of this Agreement (in the event that Closing does not occur), each of Buyer and Acquisition Sub shall, and shall cause each of its Representatives and Related Persons to, keep all Confidential Information relating to Seller in strict confidence, and not at any time for any reason whatsoever, except as expressly contemplated under this Agreement to enable each of Buyer and Acquisition Sub to carry out its obligations hereunder, use such Confidential Information for its own benefit, or publish, disclose, communicate or divulge such Confidential Information to, or use such Confidential Information for the direct or indirect benefit of any other person, corporation or entity. Each of Buyer and Acquisition Sub will take all steps reasonably necessary to ensure that any use of such Confidential Information by it or by its Representatives and/or Related Persons (which use will be solely pursuant to the terms of this Agreement) will preserve the confidentiality of such Confidential Information in all respects.

(c) As used in this Agreement, the term “Confidential Information” shall mean all confidential information, including without limitation all proprietary information, technical information, customer information, pricing information, marketing information and personnel information relating to Buyers or Seller, as the case may be, and their respective customers, products and services, and any and all other materials and information relating to or dealing with the business operations or activities of either party, whether disclosed at, through or in connection with any inspection, demonstration or presentation or otherwise, whether written or oral, tangible or intangible, whether machine readable or otherwise, which a party holds confidential. Notwithstanding the foregoing, this Section 12.16 will not apply to any information or documents that: (i) is now or hereafter becomes, through no act or omission on the part of the receiving party, generally known or available within the industry, or is now or later enters the public domain through no act or omission on the part of the receiving party; (ii) was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure; (iv) is information which the receiving party can document was independently developed by the receiving party; (v) is disclosed with the prior written consent of the disclosing party; or (vi) is required to be used or disclosed by applicable law or by regulation having the force of law, as evidenced by a written opinion of counsel reasonably acceptable to the disclosing party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:	Seller:

SOLOMON TECHNOLOGIES, INC:	DELTRON, INC.:

/s/ Gary G. Brandt	/s/ Aaron Anton
By: Gary G. Brandt	By: Aaron Anton
Its: CEO	Its: President

Acquisition Sub:	Subsidiary:

DEL-INC ACQUISITION LLC:	CORPORACION DELINC S.A. DE CV:

By: Solomon Technologies, Inc., Its Sole Member

/s/ Gary G. Brandt	/s/ Aaron Anton
By: Gary G. Brandt	By: Aaron Anton
Its: CEO	Its: President

Shareholders:

/s/ Aaron Anton
Aaron Anton

/s/ Glenna Clifton
Glenna Clifton

/s/ James Clifton
James Clifton

/s/ Leslie Anton Clifton
Leslie Anton Clifton

/s/ Aimee Anton Howley
Aimee Anton Howley

/s/ Caitlin Howley
Caitlin Howley

/s/ Craig Howley
Craig Howley

/s/ Ebon Howley
Ebon Howley

/s/ Margaret Howley
Margaret Howley

Annex 1.1

Definitions

“2002 Phase I” - as defined in Section 5.10.

“401(K) Plan - that certain 40l(k) Plan administered by Hartford Life Insurance Company.

“AAA” - as defined in Section 12.4(a).

“Accounts Receivable” - (a) all trade accounts receivable and other rights to payment from customers of Seller and Subsidiary and the full benefit of all security for such accounts or rights to payment relating thereto, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller and Subsidiary, (b) all other accounts or notes receivable of Seller and Subsidiary and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

“Accrued Expenses” - as defined in Section 3.4.

“Acquisition Sub” - as defined in the first paragraph of this Agreement.

“Active Employees” - as defined in Section 10.1(a).

“Adjustment Amount” - as defined in Section 2.3(b).

“Agreement” - this Agreement.

“Anton” - as defined in the first paragraph of this Agreement.

“Assets” - as defined in the final paragraph of Section 2.1.

“Assumed Liabilities” - as defined in Section 2.4(a).

“Balance Sheet” - as defined in Section 3.4.

“Basket” - as defined in Section 11.8.

“Bill of Sale, Assignment and Assumption Agreement” - as defined in Section 2.7(a)(i).

“Breach” - any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” - as defined in the Recitals of this Agreement.

“Business Day” - any day other than (a) Saturday or Sunday, or (b) any other day on which banks in are permitted or required to be closed.

“Buyer” - as defined in the first paragraph of this Agreement.

“Buyers” - as defined in the first paragraph of this Agreement.

“Buyer Group - as defined in Section 5.1.

“Buyer Indemnified Persons” - as defined in Section 11.2.

“Buyers’ Closing Documents” - as defined in Section 4.2(a).

“Cash Payment” - as defined in Section 2.3(c)(i).

“Certifications” - as defined in Section 2.1(m).

“CERCLA” - as defined in Section 3.22(e).

“Closing” - as defined in Section 2.6.

“Closing Date” - as defined in Section 2.6.

“Closing Date Balance Sheet” - as defined in Section 2.3(b)(ii)(A).

“COBRA” - The Consolidated Omnibus Reconciliation Act of 1985.

“Code” - the Internal Revenue Code of 1986, as amended.

“Commissions” - as defined in Section 3.4(b).

“Competing Business” - as defined in Section 3.26.

“Confidential Information” - as defined in Section 12.6(c).

“Consent” - any approval, consent, ratification, waiver or other authorization.

“Consulting Agreement” - as defined in Section 2.7(a)(v).

“Contemplated Transactions” - all of the transactions contemplated by this Agreement.

“Contract” - any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Damages” - as defined in Section 11.2.

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“December Working Capital” - as defined in Section 2.3(b)(ii)(B).

“Disclosure Letter” - the disclosure letter delivered by Seller, Subsidiary and Anton to Buyers concurrently with the execution and delivery of this Agreement.

“Dispute” - as defined in Section 12.4(a).

“Disputed Items” - as defined in Section 2.3(b)(iii).

“Employee Plans” - as defined in Section 3.16(a).

“Encumbrance” - any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Requirements” - all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Environmental Reports” - as defined in Section 5.10.

“EPA” - as defined in Section 10.7(b).

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” - as defined in Section 3.16(a).

“Escrow Agent” - as defined in Section 2.7(a)(vii).

“Escrow Funds” - as defined in Section 2.3(c)(ii).

“Escrow Agreement - as defined in Section 2.7(a)(vii).

“Exchange Act” - the Securities Exchange Act of 1934, as amended.

“Excluded Assets” - as defined in Section 2.2.

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“Excluded Equipment” - as defined in Section 2.2(d).

“Excluded Inventories” - as defined in Section 2.2(k).

“Excluded Records” - as defined in Section 2.2(b).

“Facilities” - as defined in Section 3.8. Notwithstanding the foregoing, for the purposes of Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller or Subsidiary, including the Tangible Personal Property used or operated by Seller or Subsidiary at the Facilities.

“Financial Statements” - as defined in Section 3.4.

“GAAP” - generally accepted accounting principles consistently applied throughout the specified period and in the immediately prior comparable period.

“Governing Documents” - with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” - any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Materials” - any substance, chemical, material or element (i) defined as a “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; (ii) that constitute “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; (iii) that constitute “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated hereunder; (iv) that constitute “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder; (v) defined as “hazardous” or “toxic” under any Environmental, Health and Safety Requirements or that are known or considered to be harmful to the health or safety of occupants or users of the Real Property; (vi) which is petroleum, petroleum products or derivatives or constituents thereof; (vii) which, by any laws of any Governmental Body, requires special handling in its collection, storage, treatment or disposal.

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“Hired Active Employees” - as defined in Section 10.1(b)(i).

“Indemnified Person” - as defined in Section 11.5.

“Indemnifying Person” - as defined in Section 11.5.

“Independent Accountant” - as defined in Section 2.3(b)(iii).

“Intellectual Property” - all intellectual, industrial, and proprietary rights, whether domestic or foreign, including: (i) all inventions (whether or not patentable and whether or not reduced to practice); (ii) all patents and all patent applications (including continuations, continuations-in-part, divisionals, provisionals and reissue applications); (iii) all trade names, trademarks and service marks (including any word, symbol, trade dress, product configuration, icon, logo or other indicia of origin and all goodwill associated therewith) along with any registrations therefor and applications for registration thereof; (iv) all copyrights and any registrations therefor and applications for registration thereof; (v) all trade secrets, confidential information, and know-how, including all technical, manufacturing, and engineering information, data, new developments, designs or ideas, and all related documentation, whether in hard copy or electronic format; (vi) all computer software and source code; (vii) all telephone and facsimile numbers; and (viii) all Internet addresses, domain names, web sites, and other business addresses.

“Intellectual Property Rights” - all Intellectual Property owned, used or held for use by Seller or Subsidiary and the right to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure of any Intellectual Property owned, used or held for use by Seller or Subsidiary.

“Inventories” - all inventories of Seller or Subsidiary, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller or Subsidiary in the production of finished goods, but excluding the Excluded Inventories.

“IRS” - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” - (i) with respect to Anton, his actual knowledge after reasonable inquiry, (ii) with respect to Seller, the actual knowledge, after reasonable inquiry, of Anton or John Zampetti, the Vice President of Seller; (iii) with respect to Subsidiary, the actual knowledge, after reasonable inquiry, of Anton or Ing. Rafael Granja Castro, the General Manager of Subsidiary; and (iv) with respect to Buyers, the actual knowledge, after reasonable inquiry, of Gary Brandt.

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“Lease” - as defined in Section 2.7(a)(xiii).

“Leased Real Property” - as defined in Section 3.7(b).

“Legal Requirement” - any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, judicial or administrative order, notice of violation or other actionable requirement.

“Liability” - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Maximum Limitation” - as defined in Section 11.8.

“Mexican Facility” - that certain real property owned by Subsidiary located at Carrertera Ribereña KM. 8 Maquilpark Lote #1, Apartado Postal No 295, CD, Reunosa, Tamaulipas, Mexico 88780.

“Mexican Tax Payment” - as defined in Section 2.3(c)(iii).

“New Phase I’s” - as defined in Section 5.10.

“Non Real Estate Encumbrances” - as defined in Section 3.9(b).

“Order” - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

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(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Other Shareholders” - as defined in the first paragraph of this Agreement.

“PADEP” - as defined in Section 10.7(b).

“Part” - a part or section of the Disclosure Letter.

“Pennsylvania Facility” - that certain real property owned by Seller located at 290 Wissahickon Avenue, North Whales, PA 19454, USA.

“Permitted Encumbrances” - as defined in Section 3.9(b).

“Permitted Non Real Estate Encumbrances” - as defined in Section 3.9(b).

“Permitted Real Estate Encumbrances” - as defined in Section 3.9(a).

“Person” - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” - as defined in Section 2.7(a)(vi).

“PRP” - as defined in Section 10.7(b).

“Purchase Price” - as defined in Section 2.3.

“Real Estate Encumbrances” - as defined in Section 3.9(a).

“Real Property” - as defined in Section 3.7(a).

“Record” - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” - with respect to a Person, means any Person controlling, controlled by or under common control with such Person.

“Remedial Action” - all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the actual or threatened release, spill, emission, leaking, pumping, pouring, dumping, emptying, injunction, deposit, disposal, discharge, dispersal, leaching or migration on or into the environment or into or out of any property, or to minimize the further release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Health and Safety Requirements and Governmental Authorizations.

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“Representative” - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” - as defined in Section 2.4(b).

“Seller” - as defined in the first paragraph of this Agreement.

“Seller Contract” - any Contract (a) under which Seller or Subsidiary has or may acquire any rights or benefits; (b) under which Seller or Subsidiary has or may become subject to any obligation or liability; or (c) by which Seller or Subsidiary or any of the assets owned or used by Seller or Subsidiary is or may become bound.

“Seller’s Closing Documents” - as defined in Section 3.2.

“Seller Indemnified Persons” - as defined in Section 11.4.

“Shareholders” - as defined in the first paragraph of this Agreement.

“Stock Payment” - as defined in Section 2.3(c)(ii).

“Subsidiary” - as defined in the Recitals of this Agreement.

“Subsidiary Loan Payable” - as defined in Section 10.14.

“Subsidiary Stock” - as defined in Section 2.1(m).

“SWDA” - as defined in Section 3.22(e).

“Tangible Personal Property” - as defined in Section 2.1(b).

“Target Working Capital” - as defined in Section 2.3(b)(i).

“Tax” - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

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“Tax Return” - any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Claim” - any claim against any Indemnified Person by a third party, whether or not involving a Proceeding.

“Title Commitment” - as defined in Section 10.11.

“Title Objection” - as defined in Section 10.11.

“WARN Act” - as defined in Section 3.23(b).

“Working Capital” - as defined in Section 2.3(b)(i).

“Working Capital Holdback Amount” - as defined in Section 2.3(b)(ii)(B).

9

LISTS OF EXHIBITS AND PARTS TO DISCLOSURE SCHEDULE

List of Exhibits

Exhibit 2.7(a)(v))	-	Consulting Agreement

Exhibit 2.7(a)(vi)	-	Proprietary Rights Agreement

Exhibit 2.7(a)(vii)	-	Escrow Agreement

Exhibit 2.7(a)(xiii)	-	Lease

Exhibit 2.7(a)(xvi)	-	Release

List of Parts

Part 2.2(d)	-	Excluded Equipment

Part 2.2(f)	-	Excluded Contracts

Part 2.2(k)	-	Excluded Inventories

Part 2.4(a)(i)	-	Accounts Payable

Part 2.4(a)(ii)	-	Accrued Expenses

Part 3.1(a)	-	Qualifications

Part 3.2(b)	-	Conflicts

Part 3.2(c)	-	Consents

Part 3.3	-	List of Shareholders

Part 3.4(a)	-	Financial Statements

Part 3.4(b)	-	Value of Accrued Expenses

Part 3.7(a)	-	Real Property

Part 3.7(b)	-	Leased Real Property

Part 3.9(a)	-	Real Estate Encumbrances

Part 3.9(b)	-	Non Real Estate Encumbrances

Part 3.10(b)	-	Tangible Personal Property

10

Part 3.11	-	Accounts Receivable

Part 3.13	-	Undisclosed Liabilities

Part 3.14(a)	-	Taxes

Part 3.15	-	Material Adverse Changes

Part 3.16(a)	-	Employee Benefit Plans

Part 3.16(b)	-	Exceptions to Employee Benefits

Part 3.17(a)	-	Compliance with Legal Requirements

Part 3.17(b)	-	Government Authorizations

Part 3.17(c)	-	Certifications

Part 3.18	-	Legal Proceedings

Part 3.19	-	Changes in Operations

Part 3.20(a)	-	Contracts

Part 3.20(b)	-	Compliance with Seller Contracts

Part 3.21	-	Insurance

Part 3.22	-	Environmental Matters

Part 3.23(a)	-	Employee Matters

Part 3.23(c)	-	Restrictions on Officers, Directors and Employees

Part 3.24(b)	-	Labor Contracts

Part 3.25(a)	-	Intellectual Property Rights Not Solely and Exclusively Owned by Seller

Part 3.25(b)	-	Intellectual Property Rights Solely and Exclusively Owned by Seller

Part 3.26	-	Relationship with Related Persons

Part 10.1(b)(ii)	-	List of Retained Employees

11

AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

AMENDMENT NO. 1, DATED JULY 9, 2007 (“AMENDMENT NO. 1”), to the Asset Purchase Agreement (“Purchase Agreement”), dated June 1, 2007, is entered into by and among Solomon Technologies, Inc., a Delaware corporation (“Buyer”) by itself and through its wholly-owned subsidiary Del-Inc Acquisition LLC, a Delaware limited liability company (“Acquisition Sub”; together with Buyer, the “Buyers”), Deltron, Inc., a Pennsylvania corporation (“Seller”), Corporacion Delinc S.A. de CV, a Reynosa, Tamaulipas, Mexico corporation (“Subsidiary”), Aaron Anton, a resident of the Commonwealth of Pennsylvania (“Anton”), and the other shareholders listed in Part 3.3 of the Purchase Agreement (“Other Shareholders”; together with Anton, collectively, “Shareholders”).

The parties to the Purchase Agreement have determined to extend the Closing Date and the date upon which the Purchase Agreement may be terminated.

Capitalized terms not defined herein have the meanings assigned to those terms in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. Amendment. The Purchase Agreement is hereby amended as follows:

A. Section 2.6. The “Closing Date” of July 10, 2007 is deleted and replaced with the date July 26, 2007.

B. Section 9.1. Reference to the date May 31, 2007 in Section 9.1 is hereby deleted and replaced with the date, August 2, 2007.

C. Section 12.15. The Other Shareholders hereby appoint Anton to act as their representative, agent and attorney-in-fact with full authority to make further amendments to the Purchase Agreement as he deems reasonably necessary under the circumstances. Anton’s signature on his individual behalf on any further amendments to the Purchase Agreement shall additionally bind each of the Other Shareholders to such amendments.

2. Affirmation. Except as expressly modified hereby, all terms and conditions of the Purchase Agreement and any ancillary documents attached as exhibits to the Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties signatory thereto.

3. Execution. This Amendment No. 1 may be executed in any number of counterparts, each of which when so executed and delivered, whether by hand, electronic mail or facsimile, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the day and year first above written.

Buyer:	Seller:

SOLOMON TECHNOLOGIES, INC:	DELTRON, INC.:
/s/ Gary G. Brandt	/s/ John Zampetti
By: Gary G. Brandt	By: John Zampetti
Its: CEO	Its: Vice President

Acquisition Sub:	Subsidiary:

DEL-INC ACQUISITION LLC:	CORPORACION DELINC S.A. DE CV:

By: Solomon Technologies, Inc., Its Sole Member
/s/ Gary G. Brandt	/s/ Jayne Strohlein Anton
By: Gary G. Brandt Its: CEO	By: Jayne Strohlein Anton, as Attorney -in-Fact for Aaron Anton
Its: Sole Administrator

/s/ Leslie Clifton
By: Leslie Clifton, as Attorney-in-Fact for Aaron Anton
Its: Sole Administrator

Shareholders:
/s/ Jayne Strohlein Anton	/s/ Leslie Clifton
Jayne Strohlein Anton, as Attorney-in-Fact	Leslie Clifton, as Attorney-in-Fact for
for Aaron Anton	Aaron Anton

/s/ Leslie Anton Clifton
Leslie Anton Clifton

/s/ Leslie Anton Clifton	/s/ Leslie Clifton
Leslie Anton Clifton, as Custodian for	Leslie Clifton, Trustee for Glenna Clifton
Glenna Clifton	U/D/T dated 5/30/91

/s/ Leslie Anton Clifton	/s/ Leslie Clifton
Leslie Anton Clifton, as Custodian for	Leslie Clifton, Trustee for James Clifton
James Clifton	U/D/T dated 5/30/91

/s/ Aimee Anton Howley
Aimee Anton Howley

/s/ Aimee Anton Howley	/s/ Aimee Anton Howley
Aimee Anton Howley, as Custodian for	Aimee Howley, Trustee for Caitlin Howley
Caitlin Howley	U/D/T dated 5/30/91

/s/ Aimee Anton Howley	/s/ Aimee Anton Howley
Aimee Anton Howley, as Custodian for	Aimee Howley, Trustee for Ebon Howley
Ebon Howley	U/D/T dated 5/30/91

/s/ Aimee Anton Howley	/s/ Aimee Anton Howley
Aimee Anton Howley, as Custodian for	Aimee Howley, Trustee for Marget
Marget Howley	Howley U/D/T dated 5/30/91

/s/ Craig Howley
Craig Howley

AMENDMENT NO. 2
TO
ASSET PURCHASE AGREEMENT

AMENDMENT NO. 2, DATED AUGUST 2, 2007 (“AMENDMENT NO. 2”), to the Asset Purchase Agreement (“Purchase Agreement”), dated June 1, 2007, as amended by that certain Amendment No. 1, dated July 9, 2007, is entered into by and among Solomon Technologies, Inc., a Delaware corporation (“Buyer”) by itself and through its wholly-owned subsidiary Del-Inc Acquisition LLC, a Delaware limited liability company (“Acquisition Sub”; together with Buyer, the “Buyers”), Deltron, Inc., a Pennsylvania corporation (“Seller”), Corporacion Delinc S.A. de CV, a Reynosa, Tamaulipas, Mexico corporation (“Subsidiary”), Aaron Anton, a resident of the Commonwealth of Pennsylvania (“Anton”), acting individually and as agent for the other shareholders listed in Part 3.3 of the Purchase Agreement (“Other Shareholders”; together with Anton, collectively, “Shareholders”).

The parties to the Purchase Agreement have determined to extend the Closing Date and the date upon which the Purchase Agreement may be terminated.

Capitalized terms not defined herein have the meanings assigned to those terms in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1. Amendment. The Purchase Agreement is hereby amended as follows:

A. Section 2.6. The “Closing Date” of July 26, 2007 is deleted and replaced with the date August 6, 2007.

B. Section 9.1. Reference to the date August 2, 2007 in Section 9.1 is hereby deleted and replaced with the date, August 10, 2007.

2. Affirmation. Except as expressly modified hereby, all terms and conditions of the Purchase Agreement and any ancillary documents attached as exhibits to the Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties signatory thereto.

3. Execution. This Amendment No. 1 may be executed in any number of counterparts, each of which when so executed and delivered, whether by hand, electronic mail or facsimile, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the day and year first above written.

Buyer:	Seller:

SOLOMON TECHNOLOGIES, INC: /s/ Gary G. Brandt	DELTRON, INC.: /s/ John Zampetti
By: Gary G. Brandt	By: John Zampetti
Its: CEO	Its: Vice President

Acquisition Sub:	Subsidiary:

DEL-INC ACQUISITION LLC:	CORPORACION DELINC S.A. DE CV:

By: Solomon Technologies, Inc., Its Sole Member
/s/ Gary G. Brandt	/s/ John Zampetti
By: Gary G. Brandt	By: John Zampetti
Its: President	Its: Sole Administrator

Shareholders:

By:	Aaron Anton, individually and as agent on behalf of the Other Shareholders
/s/ Leslie Clifton
By: Leslie Clifton, as duly appointed Co-Executor of Anton’s Estate
/s/ Aimee Howley
By: Aimee Howley, as duly appointed Co-Executor of Anton’s Estate
/s/ Samuel E. Dennis
By: Samuel E. Dennis, as duly appointed Co-Executor of Anton’s Estate